Exhibit 10.1

UNIT PURCHASE AGREEMENT

by and among

AMERICAN FUNERAL FINANCIAL, LLC,

THE MEMBER OF AMERICAN FUNERAL FINANCIAL, LLC,

SECURITY NATIONAL FINANCIAL CORPORATION

and

SNFC SUBSIDIARY, LLC

Dated Effective June 4, 2014

TABLE OF CONTENTS

Page
STATEMENT OF PURPOSE	1
ARTICLE I DEFINITIONS	1
ARTICLE II SALE AND PURCHASE OF UNITS	7
2.1 Sale and Purchse of Units	7
2.2 Hypershop Liability	7
2.3 Purchase Price	8
2.4 Receivable Payment; Additional Receivable Payments	9
2.5 Earn-Out Payments	10
2.6 Closing	13
2.7 Closing Deliveries	13
ARTICLE III REPRESENTATIONS AND WARRANTIES OF SELLERS	14
3.1 Organization and Qualification	14
3.2 Capitalization	15
3.3 Authority	15
3.4 No Conflicts	16
3.5 Financial Statements	16
3.6 Absence of Certain Changes	17
3.7 Title to Assets	18
3.8 Tangible Personal Property; Condition of Assets	18
3.9 Assignment Receivables	18
3.10 Real Property	18
3.11 Contracts	19
3.12 Intellectual Property	20
3.13 Tax	20
3.14 Legal Compliance	21
3.15 Litigation	21
3.16 Environmental Matters	21
3.17 Employees	22
3.18 Employee Benefits	22
3.19 Customers and Suppliers	23
3.20 Transactions with Related Persons	23
3.21 Insurance	23
3.22 No Brokers’ Fees	24
3.23 Sales Reports	24
3.24 Disclaimer of Representations and Warranties	24
ARTICLE IV REPRESENTATIONS AND WARRANTIES REGARDING BUYER	25
4.1 Organization and Authority	24
4.2 No Conflicts	25
4.3 No Brokers’ Fees	25
4.4 Litigation	25
4.5 Financial Resources	25
4.6 Investment Intention	25
4.7 Condition of the Business	25
ARTICLE V AGENT	26
ARTICLE VI POST-CLOSING COVENANTS	26
6.1 Payment of Transfer Taxes	26
6.2 Retention of and Access to Books and Records	27
6.3 Employees	27
6.4 Tax Matters	27
ARTICLE VII INDEMNIFICATION	29
7.1 Indemnification by Sellers	29
7.2 Indemnification by Buyer	29
7.3 Survival and Time Limitations	29
7.4 Limitations	30
7.5 Manner of Payment	31
7.6 Third-Party Claims	32
7.7 Direct Claims	33
7.8 Other Indemnification Matters	34
7.9 Exclusive Remedy	34
ARTICLE VIII MISCELLANEOUS	34
8.1 Further Assurances	34
8.2 No Third-Party Beneficiaries	34
8.3 Entire Agreement	34
8.4 Successors and Assigns	34
8.5 Counterparts	34
8.6 Notices	35
8.7 Attorney Fees	36
8.8 Governing Law	36
8.9 Amendments and Waivers	36
8.10 Severability	36
8.11 Expenses	36
8.12 Interpretation	36
8.13 Specific Performance	37
8.14 Time Is of the Essence	37
8.15 Retention of Counsel	37

UNIT PURCHASE AGREEMENT

This Unit Purchase Agreement (this “Agreement”) is entered into effective as of June 4, 2014 (the “Closing Date”), by and among Security National Financial Corporation, a Utah corporation (“Security National”), SNFC Subsidiary, LLC, a Utah limited liability company and wholly owned subsidiary of Security National (“Buyer”), American Funeral Financial, LLC, a South Carolina limited liability company (the “Company”), and Hypershop, LLC, a North Carolina limited liability company (“Seller”).

STATEMENT OF PURPOSE

A.           Seller owns all of the issued and outstanding units of membership of the Company (the “Units”);

B.            Buyer desires to acquire from Seller, and Seller desires to sell and transfer to Buyer, all of the Units on the terms and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of these premises and the mutual and dependent representations, warranties, covenants, agreements and conditions hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

ARTICLE I

DEFINITIONS

As used in this Agreement, the following terms have the following meanings (all capitalized terms used in this Agreement that are not defined in this Article I shall have the meanings set forth elsewhere in this Agreement):

 “Additional Receivable Payment” is defined in Section 2.4.

“Affiliate” means, with respect to a specified Person, any other Person that directly or indirectly Controls, is Controlled by, or is under common Control with, the specified Person.

“Agreement” is defined in the opening paragraph.

“Assignment Agreements” means, collectively, all life insurance assignment Contracts to which the Company or any of the Company Subsidiaries is a party as of the Closing Date.

“Business” means the business of insurance assignment claims processing and funding for the death care industry and cash out of beneficiary claims on life insurance policies following death.

“Business Day” means any day that is not a Saturday, Sunday or any other day on which banks are required or authorized by law to be closed.

“Buyer” is defined in the opening paragraph.

“C & J Financial, LLC” is defined in Section 2.5(b).

“Calculation Period” means (a) the period beginning on the Closing Date and ending on the date that is three years after the Closing Date and (b) each calendar month thereafter during the Earn-out Period.

“Change in Control” means, with respect to any Person, (a) any consolidation, merger or statutory share exchange involving such Person or to which such Person is a constituent party, (b) any corporate reorganization, equity sale or other transaction or series of transactions in which any other Person shall, after the date hereof, become the legal or beneficial owner, directly or indirectly, of voting securities or partnership or other equity interests representing 10% or more of the voting power such Person (including, without limitation, any voting securities or partnership or other equity interests that such other Person has the right to acquire pursuant to any agreement, or upon exercise of conversion rights, warrants or options, or otherwise, all of which shall be deemed beneficially owned by such other Person for purposes hereof), or (c) any sale, lease, exchange, transfer or other disposition, in a single transaction or series of related transactions, of all or substantially all, or a substantial portion, of the assets of such Person.

“Closing” is defined in Section 2.6.

“Closing Payment” is defined in Section 2.3.

“Closing Date” is defined in the opening paragraph.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collection Period” is defined in Section 2.4(b).

“Company” is defined in the opening paragraph.

“Company Subsidiaries” means, collectively, FFC Acquisition Co., LLC, a South Carolina limited liability company, Mortician’s Choice, LLC, a South Carolina limited liability company, and Canadian Funeral Financial, LLC, a South Carolina limited liability company.

“Consent” means any consent, approval, authorization, permission or waiver.

“Contract” means any contract, obligation, commitment, lease, license, purchase order or other agreement, whether written or oral, together with all amendments and other modifications thereto.

“Control”, or any derivation thereof, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies (whether through the ownership of securities or of partnership or other ownership interests, by contract or otherwise), provided, however, that, in any event, any Person that owns or holds, directly or indirectly, at least 10% of the voting securities or at least 10% of the partnership or other equity interests of any other Person (other than as a limited partner of such Person) will be deemed to Control such other Person.

“Customer” means any funeral home, cemetery or owner or operator of a similar business in the death care industry for which the Company or any Company Subsidiary has provided funding within the 12 month period prior to the Closing Date, as set forth on Schedule 1 hereto.

“Direct Claim” is defined in Section 7.7.

“Earn-out Calculation” is defined in Section 2.5.

“Earn-out Calculation Objection Notice” is defined in Section 2.5.

“Earn-out Calculation Statement” is defined in Section 2.5.

“Earn-out Multiple” means 0.0042.

“Earn-out Payment” is defined in Section 2.5.

“Earn-out Period” means the period beginning on the Closing Date and ending on the date that is three years after the Closing Date.

“Employee Benefit Plans” is defined in Section 3.18.

“Encumbrance” means any lien, mortgage, pledge, encumbrance, charge, security interest, adverse or other claim, community property interest, condition, equitable interest, option, warrant, right of first refusal, license, covenant or other restriction of any kind or nature.

“Environmental Laws” means any foreign, federal, state or local statute, regulation, ordinance, rule of common law or other legal requirement currently in effect relating to the protection the environment or natural resources, including the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. § 9601 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. App. § 1801 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. § 6901 et seq.), the Clean Water Act (33 U.S.C. § 1251 et seq.), the Clean Air Act (42 U.S.C. § 7401 et seq.), the Toxic Substances Control Act (15 U.S.C. § 2601 et seq.), and the Federal Insecticide, Fungicide, and Rodenticide Act (7 U.S.C. § 136 et seq.), as each has been or may be amended and the regulations promulgated pursuant thereto.

“Environmental Permits” is defined in Section 3.16.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Escrow Account” is defined in Section 2.3.

“Escrow Agent” is defined in Section 2.3.

“Escrow Agreement” is defined in Section 2.7.

“Escrow Amount” is defined in Section 2.3.

“Financial Statements” is defined in Section 3.5.

“Funded Production” is defined in Section 2.5.

“GAAP” means generally accepted accounting principles in the United States as set forth in pronouncements of the Financial Accounting Standards Board (and its predecessors) and the American Institute of Certified Public Accountants and, unless otherwise specified, as in effect on the date hereof or, with respect to any financial statements, the date such financial statements were prepared.

“Good Standing Period” is defined in Section 2.4.

“Good Standing Receivable Value” means the aggregate amount of assignment receivables outstanding for less than 120 days as of the Closing Date pursuant to the Assignment Agreements.

“Governmental Body” means any federal, state, local, foreign or other government or quasi-governmental authority or any department, agency, subdivision, court or other tribunal of any of the foregoing.

“Hypershop Liabilities” is defined in Section 2.2(a).

“Indebtedness” means as to any Person at any time: (a) obligations of such Person for borrowed money; (b) obligations of such Person evidenced by bonds, notes, debentures or other similar instruments; and (c) capitalized lease obligations of such Person.

“Indemnified Party” is defined in Section 7.3.

“Indemnifying Party” is defined in Section 7.3.

“Intellectual Property” means all intellectual property rights of every kind and nature whatsoever.

“IRS” means the U.S. Internal Revenue Service.

“Knowledge of the Company”, “Company’s Knowledge” or similar phrases means the present actual, conscious knowledge of facts, matters or circumstances of A. Todd Justice and Charles B. Gallagher, Jr., and facts, matters or circumstances of which they reasonably ought to know, without any investigation.

“Law” means any federal, state, local, foreign or other law, statute, ordinance, regulation, rule, regulatory or administrative guidance, Order, constitution, treaty, principle of common law or other restriction of any Governmental Body.

“Lease” is defined in Section 3.10.

“Leased Real Property” is defined in Section 3.10.

“Liabilities” means any liability, obligation or commitment of any kind or nature, whether known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, or due or to become due.

“License” is defined in Section 3.12.

“Losses” means any losses, liabilities, obligations, damages, demands, claims, suits, actions, judgments or causes of action, assessments, penalties, fines, Taxes, costs and expenses (including interest, penalties, reasonable attorneys’ fees and costs, any and all reasonable expenses incurred in investigating, preparing or defending against any litigation, commenced or threatened, or any claim), and any and all amounts paid in settlement of any claim or litigation.

“Material Adverse Change” and “Material Adverse Effect” means any change or effect (i) that is materially adverse to the financial condition or results of operations of the Company and the Company Subsidiaries (taken as a whole), except for any change or effect that arises out of, results from or is attributable to (A) any change in conditions in the United States, foreign or global economy or capital or financial markets generally, including any change in interest or exchange rates or commodity prices, (B) any change in conditions (including any change in general legal, regulatory, political, economic or business conditions or any change in GAAP) in or otherwise generally affecting industries in which the Company and the Company Subsidiaries conduct the Business, (C) the negotiation, execution, announcement or consummation of this Agreement and the Transactions, including the impact thereof on relationships, contractual or otherwise, with Customers, suppliers, distributors, partners or employees, (D) any natural disaster, hostilities, act of terrorism or war (whether or not threatened, pending or declared) or the escalation or material worsening of any such natural disaster, hostilities, acts of terrorism or wars, and (E) any matter of which Buyer is aware on the date hereof, or (ii) that materially and adversely affects the ability of Seller to consummate the Transactions.

“Material Contract” is defined in Section 3.11.

“Most Recent Balance Sheet” is defined in Section 3.5.

“Operating Agreement” means that certain Second Amended and Restated Operating Agreement of the Company dated as of November 20, 2012.

“Order” means any order, award, decision, injunction, judgment, ruling, decree, charge, writ, subpoena or verdict entered, issued, made or rendered by any Governmental Body or arbitrator.

“Organizational Documents” means (a) the certificate or articles of incorporation, formation or organization, (b) the bylaws, operating agreement or limited liability company agreement, (c) any documents comparable to those described in clauses (a) and (b) as may be applicable pursuant to any Law and (d) any amendment or modification to any of the foregoing.

“Outstanding Receivables” means all assignment receivables outstanding as of the Closing Date pursuant to the Assignment Agreements.

“Parties” means Buyer, Security National, Seller and the Company.

“Pension Plan” is defined in Section 3.18.

“Permit” means any permit, license or Consent issued by any Governmental Body or pursuant to any Law.

“Permitted Encumbrances” means (a) Encumbrances for Taxes that are not yet due and payable or that may hereafter be paid without material penalty or that are being contested in good faith, (b) statutory Encumbrances of landlords and workers’, carriers’, materialmen’s, suppliers’ and mechanics’ or other like Encumbrances incurred in the ordinary course of business, (c) Encumbrances and encroachments which do not materially interfere with the present use of the properties they affect, (d) Encumbrances that will be released prior to or as of the Closing, (e) Encumbrances created by or through Buyer, (f) Encumbrances in respect of any obligations as lessee under capitalized leases, (g) Encumbrances arising pursuant to the Operating Agreement; and (h) Encumbrances set forth on Schedule 1.1.

 “Person” means any individual, corporation, limited liability company, partnership, company, sole proprietorship, joint venture, trust, estate, association, organization, labor union, Governmental Body or other entity.

“Purchase Price” is defined in Section 2.3.

“Proceeding” means any proceeding, charge, complaint, claim, demand, notice, action, suit, litigation, hearing, audit, investigation, arbitration or mediation (in each case, whether civil, criminal, administrative, investigative or informal) commenced, conducted, heard or pending by or before any Governmental Body, arbitrator or mediator.

“Receivables Payment” is defined in Section 2.4.

“Related Person” means (a) with respect to a specified individual, any member of such individual’s Family and any Affiliate of any member of such individual’s Family and (b) with respect to a specified Person other than an individual, any Affiliate of such Person and any member of the Family of any such Affiliates that are individuals.  The “Family” of a specified individual means the individual, such individual’s spouse, any other individual who is related to the specified individual or such individual’s spouse within the first degree.

“Representative” means, with respect to a particular Person, any director, officer, member, manager, employee, agent, consultant, advisor or other representative of such Person, including legal counsel, accountants and financial advisors.

“Review Period” is defined in Section 2.5.

“Security Finance” is defined in Section 2.3.

“Security National” is defined in the opening paragraph.

“Seller” is defined in the opening paragraph.

“Tax” means any federal, state, local, foreign or other income, gross receipts, license, payroll, employment, excise, stamp, customs duties, franchise, withholding, social security (or similar), unemployment, real property, personal property, sales, use, transfer, value added, general service, alternative or add-on minimum or other tax of any kind whatsoever, however denominated, and will include any interest, penalty, or addition thereto, whether disputed or not.

“Tax Return” is defined in Section 3.13.

“Third-Party Claim” is defined in Section 7.6.

“Transaction Documents” means this Agreement and all other agreements, documents and certificates contemplated hereby or thereby or executed in connection herewith or therewith.

“Transactions” means the transactions contemplated by the Transaction Documents.

“Uncollected Receivables” is defined in Section 2.4.

“Uncollected Receivables Notice” is defined in Section 2.4.

“Units” is defined in the recitals.

ARTICLE II

SALE AND PURCHASE OF UNITS

2.1 Sale and Purchase of Units.  Subject to the terms and conditions of this Agreement, at the Closing, Seller shall grant, sell, assign, transfer and deliver to Buyer or its nominee, and Buyer or such nominee shall purchase and acquire from Seller, all right, title and interest of Seller in and to all of the Units owned by Seller as set forth opposite Seller’s name on Schedule 2.1, free and clear of any Encumbrance.

2.2 Hypershop Liabilities.  At or prior to Closing, Seller agrees to provide the Company with a release from Hypershop, LLC (“Hypershop”) with respect to all pre-Closing Indebtedness and Liabilities owed by the Company or any Company Subsidiary to Hypershop associated with loans made by Hypershop to the Company and the Company Subsidiaries (the “Hypershop Liabilities”) the form of which is attached as Exhibit B.  For avoidance of doubt, such release shall not impact any of Hypershop’s claims and rights pursuant to this Agreement or any of the other Transaction Documents.

2.3 Purchase Price.

(a) The purchase price for the Units (the “Purchase Price”) shall be an amount equal to the sum of (i) $3,000,000, plus (ii) the Good Standing Receivable Value, plus (iii) the Additional Receivable Payments, if any, plus (iv) the Earn-out Payments, if any.  The Purchase Price shall be subject to adjustment in accordance with Section 2.4.

(b) The Purchase Price shall be paid as follows:

(i) At Closing, Buyer shall pay an amount equal to the sum of (A) $3,000,000, plus (B) the Good Standing Receivable Value (such amount, the “Closing Payment”) as follows:  (w) an amount equal to $175,000 of the Closing Payment (the “Escrow Amount”) shall be paid to the escrow account (the “Escrow Account”) at South Carolina Bank and Trust, N.A., as escrow agent (the “Escrow Agent”), by wire transfer of immediately available funds to an account designated by the Escrow Agent, to be held by the Escrow Agent for a period of twelve months after the Closing Date pursuant to the terms and conditions of the Escrow Agreement; (x) all amounts necessary to discharge all Indebtedness owed by the Company or any Company Subsidiary to Security Finance Corporation of Spartanburg (“Security Finance”) as of the Closing Date shall be paid to Security Finance by wire transfer of immediately available funds to accounts designated by Security Finance pursuant to the Payoff Letter, as defined in Section 2.7(a)(ix); (y) all amounts necessary to pay and discharge all other Indebtedness and Liabilities owed by the Company and the Company Subsidiaries, including but not limited to FCC severance, Plum Card obligations, accrued salaries, commissions and employment taxes, and accounts payable outstanding as of the Closing Date; and (z) the balance of the Closing Payment remaining after the amounts paid pursuant to subsections (w), (x) and (y) shall be paid to Seller by wire transfer of immediately available funds to an account designated by Seller prior to Closing. In the event there is insufficient cash held by the Company and the Company Subsidiaries at Closing to pay off such outstanding Indebtedness and Liabilities as of the Closing Date, Buyer shall be entitled to pay off or satisfy such Indebtedness and Liabilities through reduction of the Escrow Account in accordance with the terms of the Escrow Agreement, until the Escrow Amount has been reduced to zero or fully discharged, and if the Escrow Amount is insufficient therefor, then payment shall be made by offsetting or crediting the amounts owed to Buyer from the Earn-out Payments owed to Seller until such Indebtedness and Liabilities are fully paid and satisfied.  The parties agree and acknowledge that if the Escrow amount and the offset or credit against the Earn-Out-Payments is still insufficient to pay off or satisfy such outstanding Indebtedness and Liabilities as of the Closing Date, then neither the Buyer nor Security National shall have any further recourse against Seller and Seller shall have no further obligation or Liability to Buyer or Security National.

(ii) Buyer shall make the Additional Receivable Payments to Seller at the times and in the amounts determined in accordance with Section 2.4.

(iii) Buyer shall make the Earn-out Payments to Seller at the times and in the amounts determined in accordance with Section 2.5.

2.4 Receivable Payment; Additional Receivable Payments.

(a) Attached hereto as Schedule 2.4 is the Company’s calculation of the Good Standing Receivable Value (the “Good Standing Receivable Value”), together with a listing of all Assignment Agreements included in the calculation of the Good Standing Receivable Value.

(b) During the period from the Closing Date until the date that is 270 days after the Closing Date (the “Collection Period”), Buyer shall, and shall cause the Company and each Company Subsidiary to, use commercially reasonable efforts to collect all Outstanding Receivables and to act in good faith in connection with its receipt and application of the Outstanding Receivables and all related discussions with account debtors and other Persons.

(c) Within 15 Business Days after expiration of the 120 day period following the Closing Date (the “Good Standing Period”), Buyer shall provide written notice to Seller (the “Uncollected Receivables Notice”), with reasonable supporting detail, of (i) the amount of any accounts receivable included in the Good Standing Receivable Value that was not collected in full by Buyer or any of its Affiliates (including for such purpose the Company and any Company Subsidiary) during the Good Standing Period (collectively, the “Uncollected Receivables”) and (ii) which of such Uncollected Receivables Buyer elects to receive payment from Seller pursuant to this Section 2.4(c).  Buyer shall be entitled to payment from Seller (the “Receivables Payment”) for the amount of any and all Uncollected Receivables with respect to which Buyer elects in the Uncollected Receivables Notice to receive such payment.  The Receivables Payment, if any, shall be satisfied or paid within 15 days after Seller’s receipt of the Uncollected Receivables Notice through reduction of the Escrow Amount in accordance with the Escrow Agreement, until the Escrow Amount has been reduced to zero or fully disbursed, and if the Escrow Amount is insufficient therefor, then payment shall be made by offsetting or crediting at any time during the Earn-out Period the amounts owed to Buyer from the Earn-out Payments owed to Seller until Buyer has received full payment of an amount equal to the Receivables Payment.  The parties agree and acknowledge that if the Escrow Amount and the offset or credit against Earn-out Payments is still insufficient, then neither Buyer nor Security National shall have any further recourse against Seller, and Seller shall not have any further obligation or Liability to the Buyer or Security National.

(d) In the event that Buyer or any of its Affiliates (including for such purpose the Company and any Company Subsidiary) collects any amount, whether during or after the Collection Period, in respect of any Outstanding Receivable (i) which is not included in the Good Standing Receivable Value, or (ii) with respect to which Seller has made a Receivables Payment pursuant to Section 2.4(c), Buyer shall, within ten Business Days after Buyer’s or any Affiliate’s receipt of such amount, pay such amount to Seller (each, an “Additional Receivable Payment”) by wire transfer of immediately available funds to an account designated by Seller.

(e) In the event that Buyer and its Affiliates (including for such purpose the Company and the Company Subsidiaries) do not collect all Outstanding Receivables in full during the Collection Period, Buyer shall, and shall cause its Affiliates to, within five Business Days after expiration of the Collection Period, assign, transfer and deliver to Seller or its nominee, by executing and delivering to Seller or its nominee a bill of sale in form and substance mutually agreeable to Buyer and Seller, all right, title and interest in and to such Outstanding Receivables (other than those Uncollected Receivables that Buyer in its sole discretion elects to keep rather than receive Receivable Payments for such Uncollected Receivables pursuant to Section 2.4(c)) and all Assignment Agreements relating thereto, without any representations, warranties or guarantees (other than with respect to authority, ownership and no encumbrances).  Buyer acknowledges and agrees that after such assignment Seller or its nominee shall have the right to pursue collection of any such Outstanding Receivables by such means as Seller or its nominee may determine in its sole discretion.

2.5 Earn-out Payments.

(a) Buyer shall pay to Seller with respect to each Calculation Period within the Earn-out Period an amount (each, an  “Earn-out Payment”) equal to the product of (i) the aggregate amount of life insurance assignments funded during such Calculation Period by Buyer or any of its Affiliates (including for such purpose the Company and the Company Subsidiaries)  from Customers who are Customers of the Company or any Company Subsidiary as of the Closing Date (“Funded Production”), multiplied by (ii) the Earn-out Multiple.  For example, if during the first full calendar month after Closing Buyer or any of its Affiliates, including the Company and the Company Subsidiaries, collectively fund an aggregate amount equal to $12,000,000 from funeral homes which are Customers of the Company or any Company Subsidiary as of the Closing Date, Buyer would owe to Seller an Earn-out Payment in the amount of $50,400 with respect to such month.

(b) In the event any Customer of the Company or the Company Subsidiaries has also been a customer of C&J Financial, LLC, an Alabama limited liability company (“C & J Financial”), during the twelve month period prior to the Closing Date, all of which (along with each Customer’s respective Assignment funding amounts for such twelve month period) are set forth on Schedule 2.5(b), the Earn-out Multiple shall be proportionately reduced for any Funded Production by Buyer for such Customer following the Closing Date by the Funded Production for such Customer by the Company and the Company Subsidiaries during the twelve month period prior to the Closing Date as set forth on Schedule 2.5(b) as compared to the Funded Production for such Customer by C & J Financial during such twelve month period as set forth on Schedule 2.5(b).  For example, if during the twelve month period prior to the Closing Date, the Company and the Company Subsidiaries funded $100,000 in life insurance assignments for Customer A and C & J Financial also funded $100,000 in life insurance assignments for Customer A, then Buyer would owe Seller an Earn-out Payment for any funding it provided to Customer A following the Closing Date based on an Earn-out Multiple of 0.0021 instead of an Earn-out Multiple of 0.0042.

(c)  (i) On or before the date which is 15 days after the last day of each Calculation Period, Buyer shall prepare and deliver to Seller a written statement (in each case, an “Earn-out Calculation Statement”) setting forth in reasonable detail its determination of Funded Production for the applicable Calculation Period and its calculation of the resulting Earn-out Payment (in each case, an “Earn-out Calculation”).  Each Earn-out Calculation Statement shall include a listing by Customer of the amount of Funded Production from such Customer during the applicable Calculation Period including, for each funding the funding date, policy number, assignment number, Customer, insurance company, assignment amount and such other information as may be reasonably requested by Seller from time to time.

(ii) Seller shall have 15 days after its receipt of the Earn-out Calculation Statement for each Calculation Period (in each case, the “Review Period”) to review the Earn-out Calculation Statement and the Earn-out Calculation set forth therein.  During the Review Period and until such time as any disputes with respect to such Earn-out Calculation have been resolved, Buyer shall provide to Seller access to the appropriate personnel of Buyer, the Company and their respective Affiliates and all supporting financial statements, work papers and other documentation and information reasonably requested by Seller in connection with such review.  Prior to the expiration of the Review Period, Seller may object to the Earn-out Calculation set forth in the Earn-out Calculation Statement for the applicable Calculation Period by delivering a written notice of objection (an “Earn-out Calculation Objection Notice”) to Buyer.  Any Earn-out Calculation Objection Notice shall specify the items in the applicable Earn-out Calculation disputed by Seller and shall describe in reasonable detail the basis for such objection, as well as the amount in dispute.  If Seller fails to deliver an Earn-out Calculation Objection Notice to Buyer prior to the expiration of the Review Period, then the Earn-out Calculation set forth in the Earn-out Calculation Statement shall be final and binding on the Parties hereto. If Seller timely delivers a Earn-out Calculation Objection Notice, Buyer and Seller shall negotiate in good faith to attempt to resolve the disputed items and agree upon the resulting amount of the Earn-out Payment for the applicable Calculation Period.

(d) Buyer's obligation to pay each of the Earn-out Payments to Seller in accordance with Section 2.5(a) is an independent obligation of Buyer and is not otherwise conditioned or contingent upon the satisfaction of any conditions precedent to any preceding or subsequent Earn-out Payment.

(e) Any Earn-out Payment that Buyer is required to pay pursuant to Section 2.5(a) hereof shall be paid in full no later than five Business Days following the date upon which the determination of the Earn-out Payment for the applicable Calculation Period becomes final and binding upon the parties as provided in Section 2.5(b) (including any final resolution of any dispute raised by Seller in an Earn-out Calculation Objection Notice).  Buyer shall pay to Seller the applicable Earn-out Payment in cash by wire transfer of immediately available funds to the bank account designated by Seller.

(f) Subject to Section 2.5(h), during the 120 day period (the “120 Day Period”) immediately following the Closing, Buyer shall, and shall cause the Company and each of the Company Subsidiaries to:

(i) With respect to the Company’s assignment receivables, and collection and receivables processes and policies, operate the Business in substantially the same manner, and at least as favorably to Seller, as operated by the Company and the Company Subsidiaries as of the Closing Date, including without limitation following the same collections policies and procedures for collecting assignment receivables, and maintaining the same addresses, post office boxes and checking accounts for collecting assignment receivables, as followed or maintained by the Company and the Company Subsidiaries as of the Closing Date;

(ii) continue to employ each of the employees of the Company and each Company Subsidiary involved in the collection of assignment receivables as of the Closing Date (provided that it shall not be a breach of this provision if any such employee terminates his or her employment after Closing), and preserve the role of each such employee in the collections process such that each such employee provides substantially the same functions with respect to the Business during the 120 Day Period;

(iii) maintain the Company and each Company Subsidiary as a separate stand-alone limited liability company, wholly owned by Buyer (or, in the case of a Company Subsidiary, wholly owned by the Company);

(iv) use commercially reasonable efforts to preserve the roles and responsibilities of the Company’s and each Company Subsidiary’s key management and employees in the operation of the Business and to preserve relationships of the Company and the Company Subsidiaries with the Customers who are Customers of the Company or any Company Subsidiary as of the Closing Date;

(v) maintain separate accounting books and records for the Company and the Company Subsidiaries and permit the Seller to inspect such books and records, upon reasonable advance notice;

(vi) not cease operation of the Business;

(vii) not compete, directly or indirectly, with the Business or divert any sales or revenues from the Company or any Company Subsidiary to Buyer or any Affiliate thereof;

(viii) not take any actions, the purpose of which are intended to or would reasonably be expected to deprive the Seller of the benefits provided by this Section 2.5 or avoid or reduce any of the Earn-out Payments; and

(ix) otherwise act in good faith with respect to, and use commercially reasonable efforts to achieve and maximize, the Earn-out Payments.

(g) Subject to Section 2.5(h), during the period  beginning the day following the 120 Day Period and for the remainder of the Earn-out Period, Buyer shall, and shall cause the Company and each of the Company Subsidiaries to:

(i) operate the Business in a commercially reasonable manner as operated by the Company and the Company Subsidiaries as of the Closing Date;

(ii) use commercially reasonable efforts to preserve relationships of the Company and the Company Subsidiaries with the Customers who are Customers of the Company or any Company Subsidiary as of the Closing Date;

(iii) maintain separate books and records for the Company and permit the Seller to inspect such books and records, upon reasonable advance notice;

(iv) not cease operation of the Business;  and

(v) otherwise act in good faith with respect to, and use commercially reasonable efforts to achieve and maximize, the Earn-out Payments.

(h) During the Earn-out Period, in the event of any Change in Control with respect to the Company or any Company Subsidiary, Buyer shall cause the purchaser or acquiror in such Change in Control to assume in writing, in form and substance satisfactory to Seller, all of Buyer’s obligations pursuant to this Section 2.5.

2.6 Closing.  The closing of the Transactions (the “Closing”) will take place at the offices of Nelson Mullins Riley & Scarborough LLP in Greenville, South Carolina (or remotely by electronic exchange of documents and signatures).  The Closing shall be deemed effective as of 12:01 a.m. local time on the Closing Date.

2.7 Closing Deliveries.

At the Closing:

(a) Seller shall deliver, or cause to be delivered, to Buyer:

(i) an instrument of assignment, in substantially the form attached hereto as Exhibit A, executed by Seller assigning to Buyer all of the Units;

(ii) Release Agreement with respect to the Hypershop Liabilities in substantially the form attached hereto as Exhibit B, executed by the Company, Hypershop, any applicable Company Subsidiary and Seller;

(iii) an Escrow Agreement, in substantially the form attached hereto as Exhibit C (the “Escrow Agreement”), executed by Seller;

(iv) a Consulting Agreement between the Company and A. Todd Justice, in substantially the form attached hereto as Exhibit D, executed by Mr. Justice;

(v) a Noncompete Agreement, in substantially the form attached hereto as Exhibit E, executed by Seller;

(vi) a certificate of the President of the Company certifying, as complete and accurate as of the Closing, attached copies of the Organizational Documents and a Certificate of Existence thereof, certifying and attaching all requisite resolutions or actions of the Company’s members and managers approving the execution and delivery of each of the Transaction Documents and the consummation of the Transactions and certifying to the incumbency of the officers of the Company executing the Transaction Documents;

(vii) a certificate of the President of each of the Company Subsidiaries certifying, as complete and accurate as of the Closing, attached copies of the Organizational Documents and a Certificate of Existence thereof;

(viii) written resignations of managers and officers of the Company and each of the Company Subsidiaries other than the individuals set forth on Schedule 2.7(a)(viii); and

(ix) a payoff letter from Security Finance, the form of which is attached hereto as Exhibit F (the “Payoff Letter”).

(b) Buyer shall deliver, or cause to be delivered:

(i) the Closing Payment;

(ii) the Escrow Agreement, executed by Buyer; and

(iii) a certificate of the Secretary of Buyer certifying, as complete and accurate as of the Closing, attached copies of the Organizational Documents and a Certificate of Good Standing thereof, certifying and attaching all requisite resolutions or actions of Buyer’s members and managers approving the execution and delivery of each of the Transaction Documents and the consummation of the Transactions and certifying to the incumbency of the officers of Buyer executing the Transaction Documents.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SELLERS

Except as set forth in the Schedules to this Agreement, Seller hereby represents and warrants to Buyer as follows as of the Closing Date:

3.1 Organization and Qualification.

(a) The Company and each of the Company Subsidiaries is a limited liability company duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, with full corporate power and authority to conduct its business as it is now being conducted.  The Company and each of the Company Subsidiaries is duly qualified or registered to transact business under the applicable Law of each jurisdiction where the character of its activities or the location of the properties owned or leased by it requires such qualification or registration other than in such jurisdictions where the failure to be so qualified or registered under the applicable Law would not have a Material Adverse Effect.

(b) Seller is a limited liability company duly organized, validly existing and in good standing under the laws of its jurisdiction of organization.

3.2 Capitalization.

(a) The authorized capital of the Company consists, immediately prior to the Closing, of 100 Units, of which 70 Units are issued and outstanding immediately prior to the Closing.  All of the issued and outstanding Units have been duly authorized and validly issued and are fully paid and nonassessable.  There are no outstanding options, warrants, rights (including conversion or preemptive rights and rights of first refusal or similar rights) or agreements, arrangements or understandings, orally or in writing, to purchase or acquire any Units or any securities convertible into or exchangeable for any Units.  Other than the Company Subsidiaries, the Company does not own or hold any capital stock or other equity, partnership, membership or other ownership interest, either of record, beneficially or equitably, in any other Person.

(b) Seller holds of record and owns beneficially all of the Units, free and clear of all Encumbrances (other than Permitted Encumbrances).

(c) The Company owns 100% of all issued and outstanding membership interests in each of the Company Subsidiaries.  All of the issued and outstanding membership interests in each of the Company Subsidiaries have been duly authorized and validly issued and are fully paid and nonassessable.  There are no outstanding options, warrants, rights (including conversion or preemptive rights and rights of first refusal or similar rights) or agreements, arrangements or understandings, orally or in writing, to purchase or acquire any membership interests in any of the Company Subsidiaries or any securities convertible into or exchangeable for any membership interests in any of the Company Subsidiaries.  None of the Company Subsidiaries owns or holds any capital stock or other equity, partnership, membership or other ownership interest, either of record, beneficially or equitably, in any other Person.

3.3 Authority.

(a) The Company has all requisite corporate or similar power and authority to execute and deliver the Transaction Documents to which it is a party, to perform its obligations hereunder and thereunder and to consummate the Transactions.  The execution and delivery by the Company of the Transaction Documents to which it is a party and the consummation by the Company of the Transactions have been duly authorized by all requisite corporate action of the Company.  The Transaction Documents to which the Company is a party constitute the valid and legally binding obligations of the Company, enforceable against the Company in accordance with the terms of such Transaction Documents.

(b) Seller has all requisite corporate or similar power and authority to execute and deliver the Transaction Documents to which Seller is a party, to perform its obligations hereunder and thereunder and to consummate the Transactions.  The execution and delivery by Seller of the Transaction Documents to which Seller is a party and the consummation by Seller of the Transactions have been duly authorized by all requisite corporate action of Seller.  The Transaction Documents to which Seller is a party constitute the valid and legally binding obligations of Seller, enforceable against Seller in accordance with the terms of such Transaction Documents.

3.4 No Conflicts.

(a) Except as set forth on Schedule 3.4, neither the execution and delivery of the Transaction Documents to which the Company is a party nor the consummation of the Transactions by the Company will, directly or indirectly, with or without notice or lapse of time:  (a) violate in any material respect any Law or Order to which the Company or any Company Subsidiary or the Business is subject; (b) violate or result in a breach of any material Permit held by the Company or any Company Subsidiary or give any Governmental Body the right to terminate, revoke, suspend or modify any Permit held by the Company or any Company Subsidiary; (c) result in a breach of any Organizational Document of the Company or any Company Subsidiary; (d) result in a breach of, constitute a default under, result in the acceleration of or give any Person the right to accelerate the maturity or performance of, or to cancel, terminate, modify or exercise any remedy under, any Material Contract to which the Company or any Company Subsidiary is a party or by which the Company or any Company Subsidiary is bound; or (e) require the Company or any Company Subsidiary to obtain any Consent of or review by, or make any registration, declaration or filing with, or give any notice to, any Governmental Body or other Person.

(b) Neither the execution and delivery of the Transaction Documents to which Seller is a party nor the consummation of the Transactions by Seller will, directly or indirectly, with or without notice or lapse of time:  (a) violate in any material respect any Law or Order to which Seller is subject; (b) result in a breach of any Organizational Document of Seller; (c) result in the imposition of any Encumbrance upon any Unit held by Seller; or (d) require Seller to obtain any Consent of or review by, or make any registration, declaration or filing with, or give any notice to, any Governmental Body or other Person.

3.5 Financial Statements.  Attached to Schedule 3.5(a) are the following financial statements (collectively, the “Financial Statements”):  (i) the unaudited, consolidated balance sheet of the Company and the Company Subsidiaries as of December 31, 2013, and the related statement of income for the fiscal year then ended; and (ii) the unaudited, consolidated balance sheets of the Company and the Company Subsidiaries as of February 28, 2014, March 31, 2014 and April 30, 2014 (the “Most Recent Balance Sheets”), and the related statement of income for such periods then ended.  The Financial Statements (x) have been prepared from and are in accordance with the books and records of the Company and the Company Subsidiaries, (y) have been prepared in accordance with accounting principles, approaches and methodologies applied on a consistent basis throughout the periods covered thereby, and (z) present fairly, in all material respects, the assets and liabilities of the Company and the Company Subsidiaries as of their respective dates and the results of operations for the respective periods covered thereby.  The Company has no Indebtedness, other than the Hypershop Liabilities and Indebtedness to Security Finance being paid at Closing.

3.6 Absence of Certain Changes.  Except as set forth on Schedule 3.6, and except as expressly contemplated by this Agreement, since February 28, 2014:

(a) neither the Company nor any Company Subsidiary has sold, leased, transferred or assigned any asset, other than for fair consideration in the ordinary course of business;

(b) neither the Company nor any Company Subsidiary has experienced any physical damage, destruction or loss (whether or not covered by insurance) to its property or assets in excess of $10,000;

(c) except for the Assignment Agreements, neither the Company nor any Company Subsidiary has entered into any Contract (or series of related Contracts) involving the payment or receipt of more than $10,000, and no Person has accelerated, terminated, modified or canceled any Contract (or series of related Contracts) involving more than $10,000 to which the Company or any Company Subsidiary is a party or by which the Company or any Company Subsidiary or any of its assets are bound;

(d) except for the Assignment Agreements, neither the Company nor any Company Subsidiary has entered into any Contract that cannot be terminated without penalty on less than thirty (30) days’ notice;

(e) no Encumbrance (other than any Permitted Encumbrance) has been imposed upon any asset of the Company or any Company Subsidiary;

(f) neither the Company nor any Company Subsidiary has made any capital expenditure (or series of related capital expenditures) involving more than $10,000 or made any capital investment in, any loan to, or any acquisition of the securities or assets of, any other Person (or series of related capital investments, loans or acquisitions) involving more than $10,000;

(g) except with respect to Security Finance, neither the Company nor any Company Subsidiary has issued, created, incurred or assumed any Indebtedness (or series of related Indebtedness) involving more than $10,000 in the aggregate, except in the ordinary course of business consistent with past practices;

(h) neither the Company nor any Company Subsidiary has canceled, compromised, waived or released any right or claim (or series of related rights or claims) or any Indebtedness owed to it, in any case involving more than $5,000, except in the ordinary course of business consistent with past practices;

(i) the Company and each Company Subsidiary has (i) conducted its Business in the ordinary course of business consistent with past practices, (ii) not made any loan to, or entered into any other transaction with, any of its members or managers, (iii) not entered into any employment Contract or modified the terms of any existing employment Contract, and (iv) not granted any increase in the base compensation of any of its members, managers, officers or employees, other than in the ordinary course of business consistent with past practice;

(j) neither the Company nor any Company Subsidiary has made a material change in its accounting methods;

(k) there has not been any Proceeding commenced or, to the Company’s Knowledge, threatened against the Company or any Company Subsidiary, the Business or any assets thereof;

(l) there has not been any Material Adverse Change; and

(m) neither the Company nor any Company Subsidiary has agreed or committed to any of the foregoing.

3.7 Title to Assets.  Except as set forth on Schedule 3.7, the Company and each Company Subsidiary has good and marketable title to, or a valid leasehold interest in, all of the material assets used thereby in the conduct of the Business, free and clear of any Encumbrances except Permitted Encumbrances.

3.8 Tangible Personal Property; Condition of Assets.  The tangible personal property owned or leased by the Company or any Company Subsidiary is in good operating condition and repair, reasonable wear and tear and normal depreciation excepted.  Except as set forth on Schedule 3.8, all such tangible personal property is located on the Leased Real Property.

3.9 Assignment Receivables.  Except as set forth in Schedule 3.9, all assignment receivables that are included in the Good Standing Receivable Value represent obligations from funds actually disbursed by the Company or a Company Subsidiary in connection with the Business, and the Company or the applicable Company Subsidiary has obtained life insurance assignment Contracts with respect to all such  assignment receivables, all of which are included in the Assignment Agreements.  Schedule 2.4 sets forth the aging of such assignment receivables.  Except as set forth on Schedule 3.9, there is no contest, claim or right to set-off under any such assignment receivables pursuant to an Assignment Agreement that is included in the Good Standing Receivable Value relating to the amount or validity thereof.

3.10 Real Property.

(a) Except for the leases set forth on Schedule 3.10(b), neither the Company nor any Company Subsidiary has any right, title or interest in or to any real property.

(b) Schedule 3.10(b) lists all of the real property and interests therein leased, subleased or otherwise occupied or used by the Company and the Company Subsidiaries (collectively, the “Leased Real Property”) and contains a street address for each item of Leased Real Property.  For each item of Leased Real Property, Schedule 3.10(b) also lists the lease, sublease, or other Contract pursuant to which the Company or any Company Subsidiary holds a possessory interest in the Leased Real Property (each, a “Lease”).  Neither the Company nor any Company Subsidiary is a sublessor of, or has assigned any lease covering, any item of Leased Real Property.  Leasing commissions or other brokerage fees due from or payable by the Company or any Company Subsidiary with respect to any Lease have been paid in full.

(c) Neither the Company nor any Company Subsidiary has received written notice of any condemnation or eminent domain proceedings which relate to the Leased Real Property.

3.11 Contracts.

(a) Schedule 3.11 lists the following Contracts currently in effect to which the Company or any Company Subsidiary is a party or by which the Company or any Company Subsidiary is bound (collectively, the “Material Contracts”):

(i) each Assignment Agreement;

(ii) each Contract between the Company or any Company Subsidiary and any Customer identified on Schedule 3.19, excluding any life insurance assignment agreements that have been concluded;

(iii) each Contract that involves expenditures or receipts in excess of $25,000 over the remaining term of such Contract, except the Assignment Agreements;

(iv) each real property lease, license, rental or occupancy agreement, and each personal property lease or installment or conditional sales agreement, except personal property leases and installment or conditional sales agreements having a value per item or remaining aggregate payments of less than $25,000;

(v) each collective bargaining agreement and other Contract with any labor union or other employee representative of a group of employees;

(vi) each joint venture, partnership or other similar Contract involving a sharing of profits, losses, costs or Liabilities with any other Person;

(vii) each Contract containing any covenant that purports to restrict the business activity of the Company, any Company Subsidiary or any of their respective employees;

(viii) each Contract for capital expenditures in excess of $25,000;

(ix) except for Contracts with Security Finance and the Hypershop Liabilities, each Contract for Indebtedness that is outstanding as of the Closing Date;

(x) each employment Contract; and

(xi) each Contract to which any Seller or any Related Person of any Seller is a party.

(b) The Company has made available to Buyer a correct and complete copy of each written Material Contract.  Each Material Contract is in full force and effect.  Neither the Company nor any Company Subsidiary is in default under or in breach of, or in receipt of any written notice alleging any default of, or breach under, any Material Contract which has not been resolved.  To the Company’s Knowledge, the other party or parties to each Material Contract are not in default of the terms of such Material Contract.

3.12 Intellectual Property.

(a) Schedule 3.12 identifies: (i) each trade name, trademark, service mark, trade dress, corporate name, internet domain name and copyright owned by the Company or any Company Subsidiary, and (ii) all Intellectual Property owned by a third party and licensed to the Company or any Company Subsidiary, including all licensed trademarks, service marks, trade names and copyrights (excluding computer software and “off the shelf”, “shrink wrap” and “click wrap” licenses).  Neither the Company nor any Company Subsidiary owns any registered Intellectual Property.  The Company and each Company Subsidiary owns, or is validly licensed or otherwise possesses valid rights to use or otherwise exploit, all Intellectual Property used by it in connection with the Business.

(b) With respect to each item of Intellectual Property owned by the Company or any Company Subsidiary, including the Intellectual Property listed as “owned” on Schedule 3.12, the Company or such Company Subsidiary possesses all right, title and interest in and to the item, free and clear of any Encumbrance (other than Permitted Encumbrances).

(c) With respect to each item of Intellectual Property that any third party owns and that the Company or any Company Subsidiary uses pursuant to license, sublicense, agreement or permission (each such license, sublicense, agreement or permission, a “License”), including the Intellectual Property listed as “licensed” on Schedule 3.12:  (i) the License covering the item is in full force and effect; (ii) neither the Company nor any Company Subsidiary is in default under or in breach of, or in receipt of any written notice alleging any default of, or breach under, such License which has not been resolved; and (iii) to the Company’s Knowledge, the other party or parties to such License are not in default of the terms of such License.

(d) To the Company’s Knowledge, there is no actual unauthorized use or infringement by any Person of any Intellectual Property rights of the Company or any Company Subsidiary.  Neither the Company nor any Company Subsidiary has infringed upon any Intellectual Property rights of any third parties.

3.13 Tax.

Except as set forth on Schedule 3.13:

(a) The Company has made available to Buyer true, correct and complete copies of all federal, state and local Tax Returns filed by the Company and each Company Subsidiary for all taxable periods ending on or after December 31, 2010.

(b) All material returns, declarations, reports, estimates, statements, schedules or other information or documents with respect to Taxes (collectively, “Tax Returns”) required to be filed by the Company or any Company Subsidiary have been filed (giving effect to extensions granted with respect thereto), and all such Tax Returns are true, correct and complete in all material respects.  The Company and each Company Subsidiary has timely paid all material Taxes due or claimed to be due from it by any Governmental Body and no material deficiency for any Taxes has been proposed, asserted or assessed against the Company or any Company Subsidiary that has not been resolved and paid in full.  There are no Encumbrances (other than Permitted Encumbrances) for Taxes upon any of the assets of the Company or any Company Subsidiary.

(c) No audit or other proceeding by any Governmental Body is presently pending with respect to any Taxes or Tax Return of the Company or any Company Subsidiary and neither the Company nor any Company Subsidiary has received written notice of any pending audits or proceedings.

(d) Neither the Company nor any Company Subsidiary is a party to or is bound by or has any obligation under any Tax sharing allocation or indemnity agreement or similar contract or arrangement.

(e) The Company and each Company Subsidiary has complied in all material respects with all applicable Laws, rules and regulations relating to the payment and withholding of Taxes.

3.14 Legal Compliance.  Except as set forth on Schedule 3.14, the Company and each Company Subsidiary is, and since January 1, 2012, has been, in compliance in all material respects with all applicable Laws.  No Proceeding is pending against the Company or any Company Subsidiary alleging any failure to comply with any applicable Law.  Neither the Company nor any Company Subsidiary has received written notice from any Person regarding any material violation by the Company or any Company Subsidiary of any applicable Law.  The Company and each Company Subsidiary has all material Permits necessary to allow the Company and such Company Subsidiary to conduct and operate the Business as currently conducted and operated.  The Company and each Company Subsidiary is in compliance, in all material respects, with the terms and conditions of such Permits.

3.15 Litigation.  Except as set forth on Schedule 3.15, there are no Proceedings pending or, to the Knowledge of the Company, threatened against the Company or any Company Subsidiary, or to which the Company or any of the Company Subsidiaries is otherwise a party.  Except as set forth on Schedule 3.15, there is no outstanding Order to which the Company, any Company Subsidiary or any of their respective material assets are subject.

3.16 Environmental Matters.

Except as otherwise disclosed in Schedule 3.16:

(a) The Company and each Company Subsidiary is in material compliance with all Environmental Laws, which compliance includes possessing and complying with all material Permits required by Environmental Laws for their operations (collectively, “Environmental Permits”).

(b) There are no Proceedings pending or, to the Knowledge of the Company, threatened against the Company or any Company Subsidiary alleging the violation of or liability under Environmental Laws which would reasonably be expected to result in the Company or any Company Subsidiary incurring material Liability under Environmental Laws.

(c) To the Knowledge of the Company, there are no investigations of the Business, or currently or previously owned, operated or leased real property of the Company or any Company Subsidiary, pending or threatened which would reasonably be expected to result in the Company or any Company Subsidiary incurring any material Liability pursuant to any Environmental Law.

3.17 Employees.

(a) Schedule 3.17 contains a complete and accurate list of the following information for each employee and independent contractor of the Company and each Company Subsidiary, including each employee on leave of absence or layoff status:  name, job title; date of hiring or engagement; and current compensation paid or payable. Except as set forth on Schedule 3.17, each employee of the Company is an at will employee.

(b) The Company and each Company Subsidiary has complied in all material respects with all applicable Laws relating to employment practices, terms and conditions of employment, equal employment opportunity, nondiscrimination, immigration, wages, hours, benefits, collective bargaining and occupational safety and health.

(c) Neither the Company nor any Company Subsidiary is a party to or bound by any collective bargaining agreement.  Neither the Company nor any Company Subsidiary has experienced any strike, slowdown, picketing, work stoppage or other collective bargaining dispute.  There is no lockout of any employees by the Company or any Company Subsidiary.

3.18 Employee Benefits.

(a) Schedule 3.18 lists each “employee benefit plan” (as defined in Section 3(3) of ERISA) and any other material employee plan or agreement maintained by the Company or any Company Subsidiary (each, a “Employee Benefit Plan”).  The Company has made available to Buyer correct and complete copies of (i) each Employee Benefit Plan (or, in the case of any such Employee Benefit Plan that is unwritten, descriptions thereof), (ii) the most recent annual reports on Form 5500 required to be filed with the IRS with respect to each Employee Benefit Plan (if any such report was required), (iii) the most recent summary plan description for each Employee Benefit Plan for which such summary plan description is required and (iv) each trust agreement and insurance or group annuity contract relating to any Employee Benefit Plan.  Each Employee Benefit Plan maintained, contributed to or required to be contributed to by the Company or any Company Subsidiary has been administered in all material respects in accordance with its terms.  All the Employee Benefit Plans are all in material compliance with the applicable provisions of ERISA, the Code and all other applicable Laws.

(b) To the Knowledge of the Company, (i) all Employee Benefit Plans that are “employee pension benefit plans” (as defined in Section 3(2) of ERISA) that are intended to be tax qualified under Section 401(a) of the Code (each, a “Pension Plan”) that are maintained, contributed to or required to be contributed to by the Company or any Company Subsidiary are so qualified and (ii) no event has occurred since the date of the most recent determination letter or application therefor relating to any such Pension Plan that would adversely affect the qualification of such Pension Plan.  The Company  has made available to Buyer a correct and complete copy of the most recent determination letter received with respect to each Pension Plan maintained, contributed to or required to be contributed to by the Company or any Company Subsidiary, as well as a correct and complete copy of each pending application for a determination letter, if any.

(c) All contributions, premiums and benefit payments under or in connection with the Employee Benefit Plans that are required to have been made as of the date hereof in accordance with the terms of the Employee Benefit Plans have been timely made or have been reflected on the Most Recent Balance Sheet.  No Pension Plan has an “accumulated funding deficiency” (as such term is defined in Section 302 of ERISA or Section 412 of the Code), whether or not waived.

3.19 Customers and Suppliers.  With respect to the fiscal year most recently completed prior to the date hereof and the four month period ending April 30, 2014, Schedule 3.19 lists the ten largest (by dollar volume) Customers with which the Company and the Company Subsidiaries, collectively, have conducted business during each such period (showing the volume in dollars).  Since December 31, 2012, no Customer listed on Schedule 3.19 has notified the Company or any Company Subsidiary of a likely decrease in the volume of life insurance assignments to or business with the Company or any Company Subsidiary, or any decrease in the interest payable to the Company or any Company Subsidiary in connection with life insurance assignments, or of the bankruptcy or liquidation of any such Customer, or of a likely material change in the relationship between the Company or any Company Subsidiary and any such Customer.  Since February 28, 2014, there has not been any loss of any Customer listed on Schedule 3.19 or any material change in the relationship between the Company or any Company Subsidiary and any such Customer.

3.20 Transactions with Related Persons.  Except as set forth in Schedule 3.20, neither any member, manager, officer or employee of the Company or any Company Subsidiary nor any Related Person of any of the foregoing is a party to any Contract with the Company or any Company Subsidiary.

3.21 Insurance.  All material insurance policies pertaining to the Company or any Company Subsidiary are in full force and effect on the date hereof.  Excluding insurance policies that have expired and been replaced in the ordinary course of business, no material insurance policy has been cancelled within the last two (2) years and, to the Knowledge of the Company, no threat has been made to cancel any insurance policy of the Company or any Company Subsidiary during such period.

3.22 No Brokers’ Fees.  No Person has acted, directly or indirectly, as a broker, finder, agent, representative or similar intermediary for the Company or Seller in connection with this Agreement and the Transactions contemplated by this Agreement and no other Person is entitled to any fee or commission or like payment in respect thereof.

3.23 Sale Reports.  Attached to Schedule 3.23 includes the sales report for  Company and the Company Subsidiaries furnished to Buyer.  Such sales report is true and correct in all material respects.

3.24 Disclaimer of Representations and Warranties.  EXCEPT AS EXPRESSLY SET FORTH IN THIS ARTICLE III, NEITHER SELLER, COMPANY NOR ANY OTHER PERSON MAKES (AND BUYER AND SECURITY NATIONAL ARE NOT RELYING ON) ANY REPRESENTATION OR WARRANTY, EITHER EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, TO THE ACCURACY OR COMPLETENESS OF ANY OF THE INFORMATION PROVIDED OR MADE AVAILABLE TO BUYER, SECURITY  NATIONAL, OR THEIR RESPECTIVE AFFILIATES, REPRESENTATIVES OR ANY OTHER PERSON FOR THEIR BENEFIT.  EXCEPT AS EXPRESSLY SET FORTH IN THIS ARTICLE III, THERE ARE NO (AND NEITHER BUYER NOR SECURITY NATIONAL IS RELYING ON ANY) REPRESENTATIONS OR WARRANTIES BY SELLER, COMPANY OR ANY OTHER PERSON OF ANY KIND, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, INCLUDING WITH RESPECT TO SELLER, THE COMPANY, THE COMPANY SUBSIDIARIES, THE BUSINESS, THE UNITS OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, AND ANY OTHER REPRESENTATIONS AND WARRANTIES ARE HEREBY EXPRESSLY DISCLAIMED, INCLUDING WITHOUT LIMITATION ANY WARRANTY OF MERCHANTABILITY, SUITABILITY, FITNESS FOR PARTICULAR PURPOSE, QUALITY, TITLE OR NON-INFRINGEMENT.  EXCEPT AS EXPRESSLY SET FORTH IN THIS ARTICLE III, SELLER AND COMPANY HEREBY DISCLAIM ALL LIABILITY AND RESPONSIBILITY FOR, OR ANY USE BY BUYER, SECURITY NATIONAL OR THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES OF (AND NEITHER BUYER NOR SECURITY NATIONAL IS RELYING ON), ANY REPRESENTATION, WARRANTY, PROJECTION, FORECAST, STATEMENT OR OTHER INFORMATION MADE, COMMUNICATED OR FURNISHED (ORALLY OR IN WRITING) TO BUYER OR SECURITY NATIONAL OR THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES (INCLUDING ANY OPINION, INFORMATION, PROJECTION OR ADVICE THAT MAY HERETOFORE HAVE BEEN OR MAY HEREAFTER BE MADE AVAILABLE TO SECURITY NATIONAL, THE BUYER OR THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES, WHETHER IN ANY “DATA ROOM”, “MANAGEMENT PRESENTATION”, “BREAKOUT SESSION” OR OTHERWISE, IN RESPONSE TO QUESTIONS SUBMITTED BY OR ON BEHALF OF BUYER OR SECURITY NATIONAL OR OTHERWISE BY ANY DIRECTOR, OFFICER, EMPLOYEE, AGENT, CONSULTANT, OR REPRESENTATIVE OF SELLER, THE COMPANY OR THEIR RESPECTIVE AFFILIATES).

ARTICLE IV

REPRESENTATIONS AND WARRANTIES REGARDING BUYER

Buyer and Security National, jointly and severally, hereby represent and warrant to Seller as follows as of the Closing Date:

4.1 Organization and Authority.  Buyer is a limited liability company duly organized, validly existing and in good standing under the laws of its jurisdiction of organization.  Security National is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization.  Each of Buyer and Security National has all requisite corporate power and authority to execute and deliver the Transaction Documents to which it is a party and to perform its obligations hereunder and thereunder and to consummate the Transactions.  The execution and delivery by Buyer and Security National of each Transaction Document to which it is a party and the consummation by Buyer and Security National of the Transactions have been duly approved by all requisite corporate action of Buyer and Security National.  Each Transaction Document to which Buyer or Security National is a party constitutes the valid and legally binding obligation of Buyer or Security National, respectively, enforceable against Buyer or Security National, as applicable, in accordance with the terms of such Transaction Document.

4.2 No Conflicts.  Neither the execution and delivery of the Transaction Documents nor the consummation of the Transactions will, directly or indirectly, with or without notice or lapse of time:  (a) violate in any material respect any Law or Order to which Buyer or Security National is subject; (b) result in a breach of any Organizational Document of Buyer or Security National; (c) require Buyer, Security National or any of their respective Affiliates to obtain any Consent of or review by, or make any registration, declaration or filing with, or give any notice to, any Governmental Body or other Person; or (d) result in a breach of, constitute a default under, result in the acceleration of or give any Person the right to accelerate the maturity or performance of, or to cancel, terminate, modify or exercise any remedy under, any material Contract to which Buyer or Security National is a party or by which Buyer or Security National is bound.

4.3 No Brokers’ Fees.  No Person has acted, directly or indirectly, as a broker, finder, agent, representative or similar intermediary for Buyer or Security National in connection with this Agreement and the Transactions contemplated by this Agreement and no other Person is entitled to any fee or commission or like payment in respect thereof.

4.4 Litigation.  There are no Proceedings pending or, to the knowledge of Buyer, threatened that are reasonably likely to prohibit or restrain the ability of Buyer or Security National to enter into this Agreement or consummate the Transactions.

4.5 Financial Resources.  Buyer (i) has, and at the Closing will have, sufficient funds  available to pay the Purchase Price and any expenses incurred by Buyer in connection with the transactions contemplated by this Agreement, (ii) has, and at the Closing will have, the resources and capabilities (financial or otherwise) to perform its obligations hereunder and (iii) has not incurred any obligation, commitment, restriction or Liability of any kind, which would impair or adversely affect such resources and capabilities.

4.6 Investment Intention.  Buyer is acquiring the Units for its own account, for investment purposes only and not with a view to the distribution (as such term is used in Section 2(11) of the Securities Act of 1933, as amended (the “Securities Act”)) thereof.  Buyer understands that the Units have not been registered under the Securities Act and cannot be sold unless subsequently registered under the Securities Act or an exemption from such registration is available.

4.7 Condition of the Business. Each of Security National and Buyer acknowledges that it has completed to its satisfaction its own due diligence investigation with respect to Seller, the Company, the Company Subsidiaries, the Units and the Business.  Each of Security National and Buyer acknowledges and agrees that, except for the representations and warranties of Seller contained in Article III (which are the only representations and warranties that Buyer and Security National are relying on), it is entering into the Transactions on an AS IS/WHERE IS basis.  Each of Security National and Buyer further acknowledges and agrees that upon consummation of the Transactions, neither Buyer nor Security National will have any further recourse against Seller except for claims for indemnification made pursuant to and in accordance with Article VII.  In connection with Buyer’s and Security National’s investigation of the Business, each of Security National and Buyer has received from or on behalf of the Company or the Company Subsidiaries certain projections, including projected statements of operating revenues and income from operations thereof and certain business plan information.  Each of Security National and Buyer acknowledges that there are uncertainties inherent in attempting to make such estimates, projections and other forecasts and plans, that each of Security National and Buyer is familiar with such uncertainties, that each of Security National and Buyer is making its own evaluation of the adequacy and accuracy of all estimates, projections and other forecasts and plans so furnished to it, and that neither Security National nor Buyer shall have any claim against Seller or any other Person with respect thereto.  Accordingly, neither Seller nor any other Person makes (and neither Security National nor Buyer is relying upon) any representations or warranties whatsoever with respect to such estimates, projections and other forecasts and plans (including the reasonableness of the assumptions underlying such estimates, projections and forecasts).

ARTICLE V

[INTENTIONALLY NOT USED]

ARTICLE VI

POST-CLOSING COVENANTS

The Parties agree as follows with respect to the period following the Closing:

6.1 Payment of Transfer Taxes.  Seller shall be responsible for, and pay, all sales, use, transfer, filing, conveyance, recording, and other similar Taxes and fees, including without limitation, all applicable transfer Taxes, that are imposed on Seller as a result of the Transactions.  Buyer shall be responsible for, and pay, all sales, use, transfer, filing, conveyance, recording, and other similar Taxes and fees, including without limitation, all applicable transfer Taxes, that are imposed on Buyer as a result of the Transactions.

6.2 Retention of and Access to Books and Records.  Buyer will, and will cause the Company and each Company Subsidiary to, retain for a period consistent with Buyer’s record-retention policies and practices (but in no event less than five years), all books and records held by them relating to the Company or any Company Subsidiary.  Buyer will provide to Seller or any Representatives of Seller reasonable access thereto, during normal business hours and on at least three Business Days’ prior written notice, for any reasonable business purpose specified by Seller in such notice.

6.3 Intentionally Omitted.

6.4 Tax Matters.

(a) The Seller shall prepare or cause to be prepared and the Company and the Company Subsidiaries shall file or cause to be filed all Tax Returns of the Company and the Company Subsidiaries for all taxable periods ending on or prior to the Closing Date (“Pre-Closing Periods”) that are filed after the Closing Date.  Except as required by Law, without the prior written consent of the Seller (which consent shall not be unreasonably withheld), neither Buyer nor any Affiliate thereof (including for such purpose the Company and the Company Subsidiaries) shall file any amended Tax Return with respect to any such period.  To the extent permitted by applicable Law, neither the Company nor the Company Subsidiaries shall carry back any Tax attribute to any such period.  For the avoidance of doubt, the Company and the Company Subsidiaries shall carry back any net operating loss arising in the final Pre-Closing Period or the Straddle Period, as applicable, to the maximum extent permitted by Law.  The Seller shall have the right to handle, defend, conduct and control any Tax Claim relating to any Tax refund arising by operation of the preceding sentence.  The Seller shall also have the right to compromise or settle any such Tax Claim that it has the authority to control pursuant to the preceding sentence.

(b) Buyer shall prepare (or cause to be prepared) and file (or cause to be filed) when due (taking into account all extensions properly obtained) all Tax Returns required to be filed by or with respect to the Company and the Company Subsidiaries relating to taxable periods that begin before and end after the Closing Date (“Straddle Periods”).  Buyer shall deliver to the Seller copies of each such Tax Return relating to Straddle Periods, along with a statement (a “Tax Statement”) showing the pre-Closing portion of any Tax Liability required to be paid with such Tax Return (computed in accordance with Section 6.4(d)), at least twenty (20) days prior to the due date for filing such Tax Return, and shall permit the Seller to review and comment on such Tax Return and Tax Statement prior to filing.  Buyer shall not file any such Tax Return relating to Straddle Periods without the prior written consent of the Seller (which shall not be unreasonably withheld or delayed); provided that the failure of the Seller to deliver written consent to Buyer prior to the due date for filing such Tax Return shall be deemed to constitute consent.  If the parties have not resolved any dispute relating to any such Tax Return prior to the due date for filing such Tax Return, then Buyer shall file such Tax Return as prepared, but such filing shall not prejudice the rights of any party to pursue such dispute.

(c) Not later than two days prior to the due date for the payment of Taxes on any Tax Returns relating to Pre-Closing Periods or Straddle Periods, the Seller shall pay to Buyer the amount of cash Taxes payable shown on the Tax Return (in the case of a Pre-Closing Period) or the Tax Statement (in the case of a Straddle Period).

(d) The Company and each of the Company Subsidiaries will, unless prohibited by applicable Law, close the taxable year of the Company and each Company Subsidiary as of the close of business on the Closing Date.  If applicable Law does not permit the Company or any Company Subsidiary to close its taxable year on the Closing Date, the Taxes, if any, attributable to such Straddle Period shall be allocated (i) to the Seller for the period up to and including the close of business on the Closing Date, and (ii) to Buyer for the period subsequent to the Closing Date, pursuant to the following methodology: (x) Taxes, other than those referred to in clause (y) below, shall be allocated by means of a closing of the books and records of the Company as of the close of the Closing Date, provided that exemptions, allowances or deductions that are calculated on an annual basis (including, but not limited to, depreciation and amortization deductions) shall be allocated between the period ending on the Closing Date and the period after the Closing Date in proportion to the number of days in each such period, and (y) property Taxes and ad valorem Taxes shall be allocated between the period ending on the Closing Date and the period after the Closing Date in proportion to the number of days in each such period.

(e) Notwithstanding any other provisions hereof, if an audit or other Proceeding is commenced, an adjustment is proposed or any other claim is made by any taxing authority with respect to a Tax liability of the Company or any of the Company Subsidiaries for a Pre-Closing Period or Straddle Period (a “Tax Claim”), Buyer shall promptly notify the Seller of such audit or other proceeding, proposed adjustment or claim.  The Seller shall have the right to handle, defend, conduct and control any Tax Claim relating to a Pre-Closing Period.  The Seller shall also have the right to compromise or settle any such Tax Claim that it has the authority to control pursuant to the preceding sentence.  Where a Tax Claim relates to a Straddle Period, both the Seller and Buyer shall equally represent the Company or the Company Subsidiary, as applicable, and shall jointly consent to any compromise or settlement, which consents shall not be unreasonably withheld.  To the extent that the Seller requires a power of attorney to represent the Company or any of the Company Subsidiaries before a taxing authority, Buyer, the Company or any of their Affiliates (as appropriate), promptly upon written request by the Seller, shall execute such powers or specific authorizations of representative capacity, including acknowledgment on such power or authorization of the Seller’s settlement authority described in this Section.  In the event of a conflict between the provisions of this Section, on the one hand, and the provisions of Section 7.6, on the other, the provisions of this Section shall control.

(f) Any refunds (and any interest received thereon) of any Tax imposed on the Company or any of the Company Subsidiaries for any Pre-Closing Period or the pre-Closing portion of any Straddle Period (determined in accordance with Section 6.4(d)) shall be payable to Seller.

(g) Following the Closing, the Parties shall provide each other with such assistance as may reasonably be requested by any of them in connection with the preparation of any Tax Return, any audit or other examination by any taxing authority, or any judicial or administrative Proceedings relating to Liability for Taxes of the Company and the Company Subsidiaries.  The party requesting assistance hereunder shall reimburse the other for reasonable out-of-pocket expenses incurred in providing such assistance.  The Parties shall preserve and cause to be preserved all information, returns, books, records and documents relating to any Liabilities for Taxes of the Company and the Company Subsidiaries with respect to a taxable period until the later of 60 days after the expiration of all applicable statutes of limitations and extensions thereof, or the conclusion of all litigation with respect to Taxes for such period.

ARTICLE VII

INDEMNIFICATION

7.1 Indemnification by Seller.  Subject to the terms, conditions and limitations of this Article VII, Seller shall indemnify and hold harmless Buyer, its successors and assigns (each, a “Buyer Indemnified Party”) from and against any and all Losses, whether or not pursuant to a third party claim (collectively, “Buyer Losses”), resulting from or arising out of or in connection with:

(a) any breach or inaccuracy of any representation or warranty made by Seller in this Agreement;

(b) any breach of, or failure of Seller to perform, any covenant or obligation of Seller in this Agreement:

(c) the Hypershop Liabilities; and

(d) all Liabilities of the Company and the Company Subsidiaries outstanding as of the Closing Date, including, but not limited to, FFC severance, FFC Plum Card obligations, accrued salaries, commissions and employment taxes, and accounts payable.

7.2 Indemnification by Buyer.  Subject to the terms, conditions and limitations of this Article VII, Buyer and Security National, jointly and severally, shall indemnify and hold harmless Seller, its successors and assigns from and against any and all Losses, whether or not pursuant to a third party claim (collectively, “Seller Losses”), resulting from or arising out of or in connection with:

(a) any breach or inaccuracy of any representation or warranty made by Buyer and Security National in this Agreement; and

(b) any breach of, or failure of Buyer or Security National to perform, any covenant or obligation of Buyer or Security National in this Agreement.

7.3 Survival and Time Limitations.  All representations and warranties contained in this Agreement shall survive the Closing for a period of 24 months after the Closing Date, whereupon all such representations and warranties shall expire and terminate and shall be of no further force or effect, except that the representations and warranties set out in Sections 3.1, 3.2, 3.3, 3.13, 3.18, 3.22, 4.1, 4.3 and 4.6 (collectively, the “Fundamental Representations”) shall survive until the date that is 30 days after expiration of the applicable statute of limitations.  All covenants and agreements set out in this Agreement shall survive the Closing until the date set forth for expiration of such covenant (if an expiration date is specifically so stated) or otherwise until the date that is five years after the Closing Date.  The indemnification obligations pursuant to this Article VII for Losses arising from a breach of a representation, warranty or covenant shall terminate at the expiration of the relevant survival period set forth in this Section 7.3, unless the party seeking indemnification (the “Indemnified Party”) delivers written notice to the party from whom indemnification is sought (the “Indemnifying Party”) in accordance with the applicable provisions of this Article VII.

7.4 Limitations.  Notwithstanding anything in this Article VII to the contrary:

(a) The Buyer Indemnified Parties shall only have the right to indemnification pursuant to Section 7.1(a) if the Buyer Indemnified Parties shall have incurred, as to all matters giving rise to indemnification under Section 7.1(a), an aggregate amount of Buyer Losses in excess of an amount equal to $40,000 (the “Deductible”), whereupon, provided the other requirements of this Article VII have been complied with and subject to the other limitations of this Article VII, Seller shall be liable to indemnify Buyer Indemnified Parties only for Losses in excess of the Deductible; provided, however, that the foregoing limitation shall not apply to any Buyer Losses arising out of any claims resulting from (i) fraud (as determined by final Order of a court of competent jurisdiction), or (ii) breaches of any of the Fundamental Representations made by Seller.

(b) (i)  The maximum aggregate liability of Seller for all Buyer Losses pursuant to Section 7.1(a) shall be the Escrow Amount plus an amount equal to the aggregate amounts actually due to Seller for Earn-out Payments, less the greater of (x) fifteen percent (15%) of the aggregate amounts actually due to Seller for Earn-out Payments or (y) an amount sufficient to enable Seller to discharge any Federal, state and local tax liability (excluding penalties) arising as a result of the payment by Buyer of the aggregate amount of the Earn-out Payments, determined by assuming the applicability to Seller of the highest combined effective marginal Federal, state and local income tax rates for Seller actually obligated to report on any tax returns income derived from the payment of the Earn-out Payments (the “Cap”); provided, however, that the foregoing limitation shall not apply to any Losses arising out of claims resulting from fraud (as determined by final Order of a court of competent jurisdiction).

(ii)  The maximum aggregate liability of Buyer for all Seller Losses pursuant to Section 7.2(a) shall be an amount equal to the Cap; provided, however, that the foregoing limitation shall not apply to any Losses arising out of claims (A) resulting from fraud (as determined by final Order of a court of competent jurisdiction), or (B) resulting from breaches of any of the Fundamental Representations made by Buyer.

(c) Each Indemnified Party shall take all reasonable steps to mitigate any Loss upon becoming aware of any event which would reasonably be expected to, or does, give rise thereto, including incurring costs only to the minimum extent necessary to remedy the breach which gives rise to the Loss.

(d) The amount of any Losses incurred by any Indemnified Party shall be reduced by the net amount that such Indemnified Party actually recovers (after deducting all reasonable attorneys’ fees, out-of-pocket expenses, deductibles and other costs of recovery) from any insurer or third party liable for such Losses.  If an Indemnified Party receives any amounts under applicable insurance policies, or from any other Person alleged to be responsible for any Losses, subsequent to an indemnification payment by the Indemnifying Party, then such Indemnified Party shall promptly reimburse the Indemnifying Party for any payment made or expense incurred by such Indemnifying Party in connection with providing such indemnification payment up to the amount received by the Indemnified Party, net of reasonable attorneys’ fees, out-of-pocket expenses, deductibles and other costs of recovery.

(e) The amount of any Losses incurred by any Indemnified Party shall be reduced by an amount equal to any income Tax benefit actually realized by such Indemnified Party resulting from the incurrence or payment of such Losses, determined after taking into account any income Tax detriment of any indemnification payments made or to be made in connection with such Losses, but only to the extent that any such reduction does not prevent Indemnified Party from recovering the full amount of Losses determined on an after Tax basis.

(f) Notwithstanding anything in this Article VII, no Indemnified Party or its successors or assigns shall have any right or entitlement to indemnification from an Indemnifying Party for any Losses to the extent that such Indemnified Party or its successors and assigns had already recovered such Losses with respect to the same matter pursuant to any other provision of this Agreement, and such Indemnified Party shall be deemed to have waived and released any claims for such Losses to the extent already recovered hereunder by such Indemnified Party and shall not be entitled to assert any such claim for indemnification for such Losses.

(g) Except with respect to any breach by Buyer of the provisions of Section 2.5, in no event shall any Person be entitled to recover or make a claim for any amounts in respect of, and in no event shall “Losses” be deemed to include indirect, expectation, incidental, special or consequential damages, lost profits or revenues, business interruption, exemplary or punitive damages or diminution in value and, in particular and without limiting the generality of the foregoing, no “multiple of earnings” or “multiple of cash flow” or similar valuation methodology shall be used in calculating the amount of any Losses.

(h) In the event Buyer proceeds with the Closing notwithstanding Buyer’s knowledge at or prior to the Closing of any breach by any Seller of any representation, warranty, agreement or covenant contained in this Agreement, no Buyer Indemnified Party shall have any claim or recourse against Seller with respect to such breach under this Article VII or otherwise.

7.5 Manner of Payment.  Any Losses for which any Seller is obligated to indemnify any Buyer Indemnified Party first shall be satisfied or paid through reduction of the Escrow Amount in accordance with the Escrow Agreement, until the Escrow Amount has been reduced to zero or fully disbursed. If the Escrow Amount has been reduced to zero or fully disbursed, then such Losses for which any Seller is obligated to indemnify any Buyer Indemnified Party shall be satisfied or paid by offsetting or crediting the amount of such Losses from the Earn-out Payments due to Seller at any time during the Earn-out Period. The parties agree and acknowledge that if the Escrow Amount and the offset or credit against Earn-out Payments is still insufficient, then neither Buyer or Security National nor any other Buyer Indemnified Party shall have any further recourse against any Seller, and Seller shall not have any further obligation or Liability to the Buyer or Security National or any other Buyer Indemnified Party.

7.6 Third-Party Claims.

(a) If a third party makes, initiates or commences any claim, lawsuit or arbitration (a “Third-Party Claim”) against an Indemnified Party with respect to any matter that the Indemnified Party might make a claim for indemnification against any Indemnifying Party under this Article VII, then the Indemnified Party must notify the Indemnifying Party thereof in writing of the existence of such Third-Party Claim and must deliver copies of any documents provided or delivered to, or served on the Indemnified Party with respect to the Third-Party Claim; provided, however, that any failure to notify the Indemnifying Party or deliver copies will not relieve the Indemnifying Party from any obligation hereunder unless (and then solely to the extent) the Indemnifying Party is materially prejudiced by such failure.

(b) The Indemnifying Party shall have the right, at its sole option and expense, to be represented by counsel of its choice and to defend against, negotiate, settle or otherwise deal with any Third-Party Claim which relates to any Losses indemnified against hereunder.  If the Indemnifying Party elects to defend against, negotiate, settle or otherwise deal with any Third-Party Claim which relates to any Losses indemnified against hereunder, it shall within thirty (30) days (or sooner, if the nature of the Third-Party Claim so requires) notify the Indemnifying Party of its intent to do so.  If the Indemnifying Party elects not to defend against, negotiate, settle or otherwise deal with any Third-Party Claim which relates to any Losses indemnified against hereunder, the Indemnified Party may defend against, negotiate, settle or otherwise deal with such Third-Party Claim.  If the Indemnifying Party shall assume the defense of any Third-Party Claim, the Indemnified Party may participate, at its own expense, in the defense of such Third-Party Claim; provided, however, that such Indemnified Party shall be entitled to participate in any such defense with separate counsel at the expense of the Indemnifying Party only if (i) so requested by the Indemnifying Party to participate or (ii) in the reasonable written opinion of counsel to the Indemnified Party, a conflict or potential conflict exists between the Indemnified Party and the Indemnifying Party that would make such separate representation advisable; and provided, further, that the Indemnifying Party shall not be required to pay for more than one such counsel for all Indemnified Parties in connection with any Third-Party Claim.  The Parties hereto agree to cooperate fully with each other in connection with the defense, negotiation or settlement of any such Third-Party Claim.

(c) Notwithstanding anything in this Section 7.6 to the contrary, neither the Indemnifying Party nor the Indemnified Party shall, without the written consent of the other party, settle or compromise any Third-Party Claim or permit a default or consent to entry of any judgment unless the claimant and such party provide to such other party an unqualified release from all liability in respect of the Third-Party Claim.  Notwithstanding the foregoing, if a settlement offer solely for money damages is made by the applicable third party claimant, and the Indemnifying Party notifies the Indemnified Party in writing of the Indemnifying Party’s willingness to accept the settlement offer and, subject to the applicable limitations of this Article VII, pay the amount called for by such offer, and the Indemnified Party declines to accept such offer, the Indemnified Party may continue to contest such Third-Party Claim, free of any participation by the Indemnifying Party, and the amount of any ultimate liability with respect to such Third-Party Claim that the Indemnifying Party has an obligation to pay hereunder shall be limited to the lesser of (A) the amount of the settlement offer that the Indemnified Party declined to accept plus the Losses of the Indemnified Party relating to such Third-Party Claim through the date of its rejection of the settlement offer or (B) the aggregate Losses of the Indemnified Party with respect to such Third-Party Claim.  If the Indemnifying Party makes any payment on any Third-Party Claim, the Indemnifying Party shall be subrogated, to the extent of such payment, to all rights and remedies of the Indemnified Party to any insurance benefits or other claims of the Indemnified Party with respect to such Third-Party Claim.

(d) After any final decision, judgment or award shall have been rendered by a Governmental Body of competent jurisdiction and the expiration of the time in which to appeal therefrom, or a settlement shall have been consummated, or the Indemnified Party and the Indemnifying Party shall have arrived at a mutually binding agreement with respect to a Third-Party Claim hereunder, the Indemnified Party shall forward to the Indemnifying Party notice of any sums due and owing by the Indemnifying Party pursuant to this Agreement with respect to such matter.

7.7 Direct Claims.  Any claim by an Indemnified Party on account of a Loss which does not result from a Third-Party Claim (a “Direct Claim”) shall be asserted by the Indemnified Party giving the Indemnifying Party prompt written notice thereof; provided, however, that any failure to notify the Indemnifying Party will not relieve the Indemnifying Party from any obligation hereunder unless (and then solely to the extent) the Indemnifying Party is materially prejudiced by such failure.  Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail, shall include copies of all written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been sustained by the Indemnified Party.  The Indemnifying Party shall have thirty (30) days after its receipt of such notice to respond in writing to such Direct Claim.  During such thirty (30)day period, the Indemnified Party shall allow the Indemnifying Party and its Representatives to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim and the Indemnified Party shall assist the Indemnifying Party’s investigation by giving such information and assistance (including access to Buyer’s premises and personnel and the right to examine and copy any accounts, documents or records) as the Indemnifying Party or any of its Representatives may reasonably request.  If the Indemnifying Party does not so respond within such thirty (30)-day period, the Indemnifying Party shall be deemed to have rejected such claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.

7.8 Other Indemnification Matters.  All indemnification payments under this Article VII will be deemed adjustments to the Purchase Price.

7.9 Exclusive Remedy.  From and after the Closing, indemnification pursuant to the provisions of this Article VII shall be the sole and exclusive remedy for any breach of this Agreement or otherwise relating to the subject matter of this Agreement and the Transactions.  Without limiting the generality of the preceding sentence, from and after the Closing, Buyer, for itself and the other Buyer Indemnified Parties, (a) agrees that no legal action sounding in contribution, tort, or strict liability or any other legal theory may be maintained by any Party hereto, any Buyer Indemnified Party or any other Person for any breach of this Agreement or otherwise with respect to the subject matter of this Agreement and the Transactions, and (b) hereby waives any and all statutory rights of contribution or indemnification that any of them might otherwise be entitled to under any Law or any similar rules of law embodied in the common law.  The limitations in this Section 7.9 shall not apply with respect to any fraud (as determined by final Order of a court of competent jurisdiction) committed by a party hereto in connection with this Agreement or the Transactions contemplated hereby or to rights of specific performance set forth in Section 8.13.

ARTICLE VIII

MISCELLANEOUS

8.1 Further Assurances.  Each Party agrees to furnish upon request to any other Party such further information, to execute and deliver to any other Party such other documents, and to do such other acts and things (including the execution and delivery of such further instruments or documents as may be reasonably necessary or convenient to transfer and convey any Units to Buyer), all as any other Party may reasonably request for the purpose of carrying out the intent of the Transaction Documents.

8.2 No Third-Party Beneficiaries.  This Agreement does not confer any rights or remedies upon any Person other than the Parties, their respective successors and permitted assigns and, as expressly set forth in this Agreement, any Indemnified Party.

8.3 Entire Agreement.  The Transaction Documents constitute the entire agreement among the Parties with respect to the subject matter of the Transaction Documents and supersede all prior agreements (whether written or oral and whether express or implied) among any Parties to the extent related to the subject matter of the Transaction Documents (including any letter of intent or confidentiality agreement).

8.4 Successors and Assigns.  This Agreement will be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns.  No Party may assign, delegate or otherwise transfer (whether by operation of law or otherwise) any of its rights, interests or obligations in this Agreement without the prior written approval of the other Party.

8.5 Counterparts.  This Agreement may be executed in two or more counterparts (by original, facsimile or electronic “PDF” signatures), each of which will be deemed an original but all of which together will constitute one and the same agreement.

8.6 Notices.  Any notice pursuant to this Agreement must be in writing and will be deemed effectively given to another Party on the earliest of the date (a) one Business Day after delivery of such notice into the custody and control of an overnight courier service for next day delivery, (b) one Business Day after delivery of such notice in person and (c) the date such notice is received by that Party; in each case to the appropriate address below (or to such other address as a Party may designate by notice to the other Parties):

If to Security National:

Security National Financial Corporation
5300 South 360 West, Suite 250
Salt Lake City, Utah 84123
Attn:  S. Andrew Quist

If to Buyer:

SNFC Subsidiary LLC
5300 South 360 West, Suite 250
Salt Lake City, Utah 84123
Attn:  S. Andrew Quist

with a copy to:

Mackey Price & Mecham
350 American Plaza II
57 West 200 South
Salt Lake City, Utah 84101-3663
Attn:  Randall A. Mackey, Esq.

If to Seller:

Hypershop, LLC
419 The Parkway, Suite 216
Greer, South Carolina 28650
Attn:  Scott Coffman

with a copy (which shall not constitute notice) to:

Nelson Mullins Riley & Scarborough, LLP
104 South Main Street, 9th Floor
Greenville, South Carolina  29601
Attn:  Bo Russell, Esq.

8.7 Attorney Fees.  In the event any party hereto institutes litigation to enforce its rights or remedies under this Agreement, the party prevailing in such litigation shall be entitled to receive an award from the non-prevailing party of the prevailing party’s reasonable attorney fees and costs incurred in connection with such litigation.  The foregoing shall include reasonable attorney fees and costs incurred at trial, on any appeal and in any proceeding in bankruptcy.

8.8 Governing Law.  This Agreement and all other Transaction Documents (unless otherwise stated therein) will be governed by the laws of the State of Delaware without giving effect to any choice or conflict of law principles of any jurisdiction.

8.9 Amendments and Waivers.  No amendment of any provision of this Agreement will be valid unless the amendment is in writing and signed by the Parties.  No waiver of any provision of this Agreement will be valid unless the waiver is in writing and signed by the waiving Party.  The failure of a Party at any time to require performance of any provision of this Agreement will not affect such Party’s rights at a later time to enforce such provision.  No waiver by any Party of any breach of this Agreement will be deemed to extend to any other breach hereunder or affect in any way any rights arising by virtue of any other breach.

8.10 Severability.  Any provision of this Agreement that is determined by any court of competent jurisdiction to be invalid or unenforceable will not affect the validity or enforceability of any other provision hereof or the invalid or unenforceable provision in any other situation or in any other jurisdiction. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

8.11 Expenses.  Seller will bear all expenses incurred by Seller or any of its Representatives in connection with the Transactions contemplated to be performed before or on the Closing Date, including all broker, finder or agent commissions and fees and all attorneys’ fees and costs.  Buyer will bear all expenses incurred by Buyer or any of its Representatives in connection with the Transactions contemplated to be performed before or on the Closing Date, including all broker, finder or agent commissions and fees and all attorneys’ fees and costs.

8.12 Interpretation.  The article and section headings in this Agreement are inserted for convenience only and are not intended to affect the interpretation of this Agreement.  Any reference in this Agreement to any Article or Section refers to the corresponding Article or Section of this Agreement.  Any reference in this Agreement to any Schedule or exhibit refers to the corresponding Schedule or exhibit attached to this Agreement and all such Schedules and exhibits are incorporated herein by reference.  The word “including” in this Agreement means “including without limitation.”  This Agreement will be construed as if drafted jointly by the Parties and no presumption or burden of proof will arise favoring or disfavoring any Party by virtue of the authorship of any provision in this Agreement.  Unless the context requires otherwise, any reference to any Law will be deemed also to refer to all amendments and successor provisions thereto and all rules and regulations promulgated thereunder, in each case as in effect as of the Closing Date.  All accounting terms not specifically defined in this Agreement will be construed in accordance with GAAP applied on a consistent basis.  The word “or” in this Agreement is disjunctive but not necessarily exclusive.  All words in this Agreement will be construed to be of such gender or number as the circumstances require.  References in this Agreement to time periods in terms of a certain number of days mean calendar days unless expressly stated herein to be Business Days.  In interpreting and enforcing this Agreement, each representation and warranty will be given independent significance of fact and will not be deemed superseded or modified by any other such representation or warranty.

8.13 Specific Performance.  Each Party acknowledges that the other Parties would be damaged irreparably and would have no adequate remedy of law if any covenant in this Agreement is not performed in accordance with its specific terms or otherwise is breached.  Accordingly, each Party agrees that the other Parties will be entitled to an injunction to prevent any breach of any covenant in this Agreement and to enforce specifically any covenant in this Agreement, in addition to any other remedy to which they may be entitled and without having to prove the inadequacy of any other remedy they may have at law or in equity and without being required to post bond or other security.

8.14 Time Is of the Essence.  Time is of the essence with respect to all time periods and dates set forth herein.

8.15 Retention of Counsel.  In any dispute or proceeding arising under or in connection with this Agreement following the Closing, Seller shall have the right, at its election, to retain Nelson Mullins Riley & Scarborough LLP with respect to representation in such matter, and the Buyer and Security National, for themselves, the surviving Company and Company Subsidiaries and their respective successors and assigns, hereby irrevocably waive and consent to any such representation in any such matter and the communication by such counsel to Seller in connection with any such representation of any fact known to such counsel arising by reason of such counsel’s prior representation of the Company or the Company Subsidiaries. Buyer and Security National,  for themselves and the surviving Company and Company Subsidiaries and such respective Persons’ Affiliates, successors and assigns, irrevocably acknowledge and agree that all communications between the surviving Company and Company Subsidiaries and counsel made in connection with the negotiation, preparation, execution, delivery and Closing under, or any dispute or proceeding arising under or in connection with this Agreement that, immediately prior to the Closing, would be deemed to be privileged communications of the surviving Company or the Company Subsidiaries and its counsel and would not be subject to disclosure to the Buyer or Security National.

The Parties have executed and delivered this Unit Purchase Agreement as of the date first written above.

SECURITY NATIONAL:

SECURITY NATIONAL FINANCIAL CORPORATION

By: /s/ S. Andrew Quist
Name: S. Andrew Quist
Title: Vice-President

BUYER:

SNFC SUBSIDIARY, LLC

By: /s/ S. Andrew Quist
Name: S. Andrew Quist
Title: Vice President

COMPANY:

AMERICAN FUNERAL FINANCIAL, LLC

By: /s/ A. Todd Justice
Name: A. Todd Justice
Title: President

SELLER:

HYPERSHOP, LLC

By: /s/ Scott Coffman
Name: Scott Coffman
Title: President